EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 9, 1999, except as to the subsequent event described in Note 19 which is as of February 22, 1999, appearing on page 22 of Appendix I to the Consolidated Natural Gas Company proxy statement for the 1999 annual meeting of stockholders which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1998.

/s/ PricewaterhouseCoopers LLP


600 Grant Street
Pittsburgh, Pennsylvania
September 14, 1999